AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED **INDEPENDENT CONSULTING AGREEMENT** (the ***"Agreement"***) is made and entered into as of December 1, 2019 (the ***"Effective Date"***), by and between **MATEON THERAPEUTICS INC.**, a Delaware corporation (***"the Company"***), and **Artius Bioconsulting, LLC**, a California Limited Liability Company, (***"Artius"***). For the purpose of this Agreement, Mateon Therapeutics and Artius shall be collectively referred to as "Parties" and individually as "Party". This Agreement amends, restates and replaces the Consulting Agreement, dated December 1, 2018, between the Company and Artius.

RECITALS

WHEREAS, the Company desires to engage Artius, and Artius desires to accept the engagement by the Company, as a consultant to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. CONSULTING SERVICES. Subject to the terms and conditions of this Agreement, the Company hereby engages Artius, and Artius hereby accepts the engagement by the Company, to serve as a consultant to the Company. Artius agrees to perform the services relating to the Company's business as are reasonably requested from time to time by the Company's executive officers and/or management team and accepted by Artius (collectively, the ***"Services"***). The matter and means by which Artius chooses to perform the Services shall be in Artius's sole discretion and control; provided, however, that: (i) Artius shall perform all Services in a timely and professional manner, using a degree of skill and care at least consistent with industry standards; (ii) Artius shall report the progress of Services to the Company on a monthly basis as agreed to in mutually agreed to Work Orders to be attached to this agreement and amended from time to time as agreed between the Parties.

2. COMPENSATION.

2.1 As full and complete consideration for Artius's performance of the Services, the Company shall pay Artius the rate included in each Statement of Work which shall reference this consulting agreement as agreed upon by the parties (the ***"Consulting Fees"***). The Consulting Fees may be updated on an annual basis by written communication from Artius to the Company for any projects starting after the notification date. Artius will be working on Company projects. Company shall not pay to Artius for time spent traveling to the Company for performance of Services. At the end of each month during which Services were provided, Artius shall prepare and submit to the Company a written invoice for such month then ended, detailing the number of hours (or portions thereof) spent performing the Services.

2.2 Mateon shall grant to Artius, subject to approval by the either the Board or the Compensation Committee of the Board, pursuant to the Mateon Inc. 2017 Equity Incentive Plan (the "Stock Plan"), 148,837 restricted shares of common stock of Mateon, $.01 par value

per share. The Company will compensate Artius for the taxes incurred on the restricted shares either by selling an adequate number of shares to cover the taxes incurred or by paying the taxes incurred in cash. Such grant shall be made at a price equal to the Fair Market Value (as defined in the Stock Plan) on the date of the grant, and shall fully vest at the one year anniversary of this agreement. Thereafter, Artius will be eligible to be a participant of the Stock Plan, and will be eligible to receive an annual grant of restricted stock as approved by the Board or Compensation Committee and which shall contain the customary terms and provisions of such grants generally to key executives under the Stock Plan.

3. **EXPENSES.** The Company shall reimburse Artius for any reasonable out-of-pocket expenses, including, without limitation, reasonable travel expenses, incurred in connection with Artius's performance of the Services; provided, however, that Artius must: (i) obtain the prior written approval of the Company for any such expenses that, individually or in the aggregate, exceed $100; and (ii) submit such written documentation of all such expenses as the Company may reasonably require. Travel by Artius's personnel personal car will be billed at the current IRS rate of $0.55 per mile. The Company will reimburse Artius for expenses covered by this Section 3 within thirty (30) days of the Company's receipt of proper documentation of such expenses.

4. **INDEPENDENT CONTRACTOR RELATIONSHIP.** Artius and its representatives relationship with the Company shall be solely that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Artius and its representatives are not the agent of the Company and are not authorized to make any representation, contract or commitment on behalf of the Company. Artius shall not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Artius shall be solely responsible for all tax returns and payments required to be filed with or made to any federal or provincial tax authority with respect to Artius's performance of the Services and receipt of the Consulting Fees pursuant to this Agreement. Given that the Artius is an independent contractor, the Company will not withhold or make payments for unemployment insurance or disability insurance contributions, or obtain worker's compensation insurance on Artius's behalf. Artius agrees to accept exclusive liability for complying with all applicable federal, provincial and local laws governing self-employed individuals, including, without limitation, obligations such as the payment of taxes, disability and other contributions based on the Consulting Fees paid to Artius. Artius hereby agrees to indemnify, hold harmless and defend the Company from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.

5. **INFORMATION AND INTELLECTUAL PROPERTY RIGHTS.** Artius has executed the "CONFIDENTIALITY & PROPRIETARY INFORMATION AGREEMENT" with the Company on December 14, 2018, which is hereby incorporated by reference into the Agreement.

6. **NO CONFLICTING OBLIGATION.** Artius represents that Artius's entering into this Agreement, Artius's performance of all of the terms of this Agreement and Artius's performance of the Services pursuant to this Agreement do not and will not breach or conflict with any agreement or other arrangement between Artius and any third party, including, without limitation, any agreement or other arrangement between Artius and any third party to keep in confidence any proprietary information of another entity acquired by Artius in confidence or in trust prior to the date of this Agreement. Artius agrees not to enter into any agreement that conflicts with this Agreement while this Agreement remains in effect.

7. **TERM AND TERMINATION.**

7.1 **Term.** This Agreement shall be in effect from the Effective Date (the ***"Initial Term"***) and shall automatically renew on December 1, 2020, unless the Parties agree to terminate Artius's Services at that time.

7.2 **Termination by Artius.** This Agreement may be terminated, for any reason or no reason at all, by Artius at any time following the Effective Date by delivering three (3) days' prior written notice to the Company.

7.3 **Termination by the Company**. This Agreement may be terminated, for any reason or no reason at all, by the Company at any time following the Effective Date by delivering three (3) days' prior written notice to Artius.

7.4 **Effect of Termination.** The obligations set forth in Sections 4, 5, 6, 7.4 and 8, as well as any outstanding payment or reimbursement obligations of the Company for Services performed prior to the date of notice of termination, shall survive any termination of this Agreement. Upon any termination of this Agreement, Artius shall promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, Third-Party Information or Inventions.

8. **MISCELLANEOUS.**

8.1 **Certification of Non-Debarment**. Artius hereby certifies to the best of its knowledge and belief that: (a) neither Artius or any of its employees are presently debarred or have been convicted of a crime for which Artius or any of its employees can be debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 (the "Act"); (b) neither Artius or any of its employees are under investigation by the FDA or any other regulatory authority for debarment action or are not indicted or otherwise criminally or civilly charged by a government entity (Federal or State) with commission of the kinds of conduct for which they could be debarred under the Act; (c) neither Artius or any of its employees have engaged in any conduct or activity which could lead to any of the above-mentioned debarment actions; and (d) Artius will not knowingly employ, contract, or otherwise engage any individual who has been (i) debarred or (ii) convicted of a crime for which a person can be debarred under the Act, in any capacity in connection with the activities of developing or reporting data which may become part of an application for approval of a drug or biologic. Artius agrees to notify the Company immediately if any of the statements in (a) through (d) become untrue.

8.2 **Notices.** All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to The Company or to Artius, as applicable, at the respective addresses set forth on the signature page to this

Agreement or at such other address(es) as the Company or Artius may designate by ten (10) days advance written notice to the other Party hereto.

8.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, Court of Orange County, as applied to contracts to be performed entirely within such state.

8.4 Successors and Assigns. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Artius's services, which services are unique and personal, Artius may not assign, subcontract or delegate Artius's obligations under this Agreement either in whole or in part to any Party without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business.

8.5 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.6 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto.

8.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

8.8 Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the

original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of an original executed counterpart of this Agreement.

8.10 Indemnification and Warranty. The Contractor shall at all times comply with all applicable laws, statutes, ordinances, rules, regulations and other governmental requirements. The Contractor shall indemnify and hold the Company, its directors and officers, and its agents and employees, harmless from any and all claims, causes of action, losses, damage, liabilities, costs and expenses, including attorney fees, arising from the death of or injury to any person, from damage to or destruction of property, or from breach of the warranties in this Section, arising from the provision of services by Contractor, its agents or employees.

8.11 Attorney's Fees. The Parties agree that the non-prevailing Party will pay all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing Party to enforce this Agreement or other related agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this **CONSULTING AGREEMENT** as of the Effective Date.

THE COMPANY:

ONCOTELIC INC.

DocuSigned by:

By: Vuong Trieu

E6F36CF6303647D...

Vuong Trieu

CEO

Date: 3/9/2020

Address: 29397 Agoura Rd., Ste. 107
Agoura Hills, CA 91301, USA

ARTIUS BIOCONSULTING LLC:

By: [signature]

Steven King
Managing Member

Date: 3/6/20

Address: 1537 South Novato Blvd #5
Novato, CA 94947

Tax ID: 82-4244484

Appendix A – Statement of Work 1

Project:	Mateon intends to form a new business unit to develop AI and Blockchain Driven Vision Systems ("EdgePoint AI") which it plans to spin out as a separate public or private company. Mateon desires to retain the services of Steven King through Artius to provide strategy, advice, guidance, budgetary input, review of transactional and operational contracts, filings, policies, documents and plans, and other requested or appropriate assistance in connection with EdgePoint AI and consistent with those activities and engagement associated with a prospective CEO for the spin-off business.
Expected Timeframe:	December 1, 2019 through December 1, 2020
Fees and Compensation:	Mateon shall pay Artius at a rate of $237 per hour for hours billed by Steven King not to exceed 44 hours per month unless mutually agreed. In addition, Artius will receive a 30% pre-fundraising ownership stake in EdgePoint AI
Reports:	Artius shall provide Mateon with a report summarizing activities related to EdgePoint AI for each month
Terms:	Mateon shall compensate Artius for Services rendered based on invoices submitted by Consultant under this Work Order and in accordance with the terms of the Consulting Agreement. All invoices shall reference the SOW number. Invoices shall be payable within thirty (30) days of receipt by Mateon. Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties. Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Mateon. Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to Consultant by Mateon under this Agreement, and Consultant shall indemnify and hold harmless Mateon from and against any such tax or payment.

SK

Appendix B – Statement of Work 2

Project:	Mateon intends to form a new business unit to develop AI and Blockchain Driven Vision Systems ("EdgePoint AI") which it plans to spin out as a separate public or private company. Mateon desires to retain the services of Lisa Stepp through Artius to provide strategy, advice, guidance, budgetary input, review of transactional and operational contracts, filings, policies, documents and plans, and other requested or appropriate assistance in connection with EdgePoint AI and consistent with those activities and engagement associated with managing progress for the spin-off business.
Expected Timeframe:	December 1, 2019 through December 1, 2020
Fees and Compensation:	Mateon shall pay Artius at a rate of $160 per hour for hours billed by Lisa Stepp not to exceed 80 hours per month unless mutually agreed. In addition, through a separate agreement, Lisa Stepp will receive a 5% pre-fundraising ownership stake in EdgePoint AI
Reports:	Artius shall provide Mateon with a report summarizing activities related to EdgePoint AI for each month
Terms:	Mateon shall compensate Artius for Services rendered based on invoices submitted by Consultant under this Work Order and in accordance with the terms of the Consulting Agreement. All invoices shall reference the SOW number. Invoices shall be payable within thirty (30) days of receipt by Mateon. Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties. Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Mateon. Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to Consultant by Mateon under this Agreement, and Consultant shall indemnify and hold harmless Mateon from and against any such tax or payment.

SK

Appendix C – Statement of Work 3

Project:	Mateon intends to pursue its novel technologies for the treatment of Corona Virus infections. Mateon desires to retain the services of Cyril Empig through Artius to provide strategy, advice, scientific study design guidance, budgetary input, and to help with other activities as requested in conjunction with the project.
Expected Timeframe:	February 1, 2020 through August 31, 2020
Fees and Compensation:	Mateon shall pay Artius at a rate of $150 per hour for hours billed by Cyril Empig not to exceed 80 hours per month unless mutually agreed. In addition, through a separate agreement, Cyril Empig will receive a 10% pre-fundraising ownership stake in a company I
Reports:	Artius shall provide Mateon with a report summarizing activities related to the Corona Virus project for each month
Terms:	Mateon shall compensate Artius for Services rendered based on invoices submitted by Consultant under this Work Order and in accordance with the terms of the Consulting Agreement. All invoices shall reference the SOW number. Invoices shall be payable within thirty (30) days of receipt by Mateon. Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties. Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Mateon. Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to Consultant by Mateon under this Agreement, and Consultant shall indemnify and hold harmless Mateon from and against any such tax or payment.

DK

Appendix D – Statement of Work 4

Project:	Mateon intends to form a new business unit to develop AI and Blockchain Driven Vision Systems ("EdgePoint AI") which it plans to spin out as a separate public or private company. Mateon desires to retain the services of Paul Lytle through Artius to provide strategy, advice, Customer ROI guidance, budgetary input, and to help with other activities as requested in conjunction with the project.
Expected Timeframe:	March 1, 2020 through August 31, 2020
Fees and Compensation:	Mateon shall pay Artius at a rate of $210 per hour for hours billed by Paul Lytle not to exceed 40 hours per month unless mutually agreed.
Reports:	Artius shall provide Mateon with a report summarizing activities related to the Corona Virus project for each month
Terms:	Mateon shall compensate Artius for Services rendered based on invoices submitted by Consultant under this Work Order and in accordance with the terms of the Consulting Agreement. All invoices shall reference the SOW number. Invoices shall be payable within thirty (30) days of receipt by Mateon. Payment of an invoice shall be in full compensation for the corresponding Services performed unless expressly otherwise agreed in writing by the Parties. Consultant shall not receive employee benefits (such as paid vacation, sick leave or any insurance benefits) from Mateon. Consultant shall be fully responsible for payment of all income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to Consultant by Mateon under this Agreement, and Consultant shall indemnify and hold harmless Mateon from and against any such tax or payment.

DK